Exhibit 3.1

AMENDMENT NO. 1 TO THE FIRST AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF

EQT MIDSTREAM PARTNERS, LP

This Amendment No. 1 (this “Amendment”) to the First Amended and Restated Agreement of Limited Partnership of EQT Midstream Partners, LP (the “Partnership”), dated as of July 2, 2012 (the “Partnership Agreement”), is hereby adopted effective as of July 24, 2014, by EQT Midstream Services, LLC, a Delaware limited liability company (the “General Partner”), as general partner of the Partnership.

RECITALS

WHEREAS, the General Partner desires to amend the Partnership Agreement to amend the definition of an Eligible Taxable Holder and related provisions;

WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement provided such change does not adversely affect the Limited Partners considered as a whole or any particular class of Partnership Interests as compared to other classes of Partnership Interests in any material respect; and

WHEREAS, acting pursuant to the power and authority granted to it under Section 13.1(d)(i) of the Partnership Agreement, the General Partner has determined that the following amendment to the Partnership Agreement does not adversely affect the Limited Partners considered as a whole or any particular class of Partnership Interests as compared to other classes of Partnership Interests in any material respect.

NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

1.            INTERPRETATION

This Amendment is made and delivered pursuant to the Partnership Agreement.  Except as otherwise provided herein, capitalized terms used but not defined in this Amendment have the meanings ascribed to them in the Partnership Agreement.

2.            AMENDMENTS TO PARTNERSHIP AGREEMENT

2.1                            The definition of “Eligible Taxable Holder” set forth in Section 1.1 of the Partnership Agreement is hereby amended and restated in its entirety to read as follows:

““Eligible Taxable Holder” means a Person or type or category of Person (a) whose, or whose owners’, U.S. federal income tax status (or lack of proof of U.S. federal income tax status) does not have or is not reasonably likely to have, as determined by the General Partner, a material adverse effect on the rates that can be charged to customers by any Group Member with respect to assets that are subject to regulation by the Federal Energy Regulatory Commission or similar regulatory body or (b) as to whom the General Partner cannot make the determination

Exhibit 3.1

provided for in clause (a), if the General Partner determines that it is in the best interest of the Partnership to permit such Person or type or category of Persons to own Partnership Interests.  Schedule I to the Partnership Agreement provides examples of Persons that the General Partner has determined are Eligible Taxable Holders and Persons that the General Partner has determined are not Eligible Taxable Holders. Any such determination may be changed by the General Partner from time to time and such new determination will apply to both existing and additional Limited Partners.”

2.2                            Section 4.5(d) is hereby amended and restated in its entirety to read as follows:

“By acceptance of the transfer of any Limited Partner Interests in accordance with this Section 4.5 and except as provided in Section 4.9, each transferee of a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) acknowledges and agrees to the provisions of Section 10.1(b).”

2.3                            Section 10.1(b) is hereby amended and restated in its entirety to read as follows:

“By acceptance of any Limited Partner Interests transferred in accordance with Article IV or acceptance of any Limited Partner Interests issued pursuant to Article V or pursuant to a merger, consolidation or conversion pursuant to Article XIV, and except as provided in Section 4.9, each transferee of, or other such Person acquiring, a Limited Partner Interest (including any nominee, agent or representative acquiring such Limited Partner Interests for the account of another Person or Group, which nominee, agent or representative shall be subject to Section 10.1(c) below) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred or issued to such Person when such Person becomes the Record Holder of the Limited Partner Interests so transferred or acquired, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) shall be deemed to represent that the transferee or acquirer has the capacity, power and authority to enter into this Agreement and (iv) shall be deemed to make any consents, acknowledgements or waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement. A Person may become a Limited Partner without the consent or approval of any of the Partners. A Person may not become a Limited Partner without acquiring a Limited Partner Interest and becoming the Record Holder of such Limited Partner Interest. The rights and obligations of a Person who is an Ineligible Holder shall be determined in accordance with Section 4.9.”

2.4                            Section 13.1 is hereby amended to redesignate clause (k) as clause (l) and to redesignate clause (l) as clause (m) and to add a new clause (k) as follows:

“(k)                       an amendment to Schedule I or an amendment to Section 10.1 providing that any transferee of a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interest for the account of another Person) shall be deemed to certify that the transferee is an Eligible Taxable Holder;

(l)                          a merger, conveyance or conversion pursuant to Section 14.3(c); or

Exhibit 3.1

(m)                  any other amendments substantially similar to the foregoing.”

2.5                            Schedule I attached to this Amendment is hereby added as Schedule I to the Partnership Agreement.

3.            GENERAL

3.1.                        Full Force and Effect.  Except to the extent specifically amended herein or supplemented hereby, the Partnership Agreement remains unchanged and in full force and effect, and this Amendment will be governed by and subject to the terms of the Partnership Agreement, as amended by this Amendment.

3.2.                        Governing Law.  This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

3.3.                        Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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Exhibit 3.1

IN WITNESS WHEREOF, the General Partner has caused this Amendment to be duly executed as of the date first written above.

GENERAL PARTNER:

EQT MIDSTREAM SERVICES, LLC

By:	/s/ Philip P. Conti
Name: Philip P. Conti
Title: Senior Vice President and Chief Financial Officer

Exhibit 3.1

SCHEDULE I

This schedule sets forth the types or categories of holders that the General Partner has determined are Eligible Taxable Holders and the types or categories of holders that the General Partner has determined are not Eligible Taxable Holders.  The General Partner may change these determinations in accordance with the Partnership Agreement.

Eligible Taxable Holders

The following are currently considered to be Eligible Taxable Holders:

•                 Individuals (U.S. or non-U.S.)

•                 C corporations (U.S. or non-U.S.)

•                 Tax exempt organizations subject to tax on unrelated business taxable income or “UBTI,” including IRAs, 401(k) plans and Keogh accounts

•                 S corporations whose only shareholders are individuals, trusts or tax exempt organizations subject to tax on UBTI

•                 Mutual Funds

•                 Partnerships with no partners that are Ineligible Holders

•                 Trusts with no beneficiaries that are Ineligible Holders

Not Eligible Taxable Holders

The following are currently not considered to be Eligible Taxable Holders:

•                 Real estate investment trusts

•                 Governmental entities and agencies

•                 S corporations with any shareholders that are employee stock ownership plans

•                 Partnerships with any partner that is an Ineligible Holder

•                 Trusts with any beneficiary that is an Ineligible Holder